Exhibit 10.24

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that the Company treats as private or confidential, as indicated by the marking “[REDACTED]”.

Research and Development Agreement

THIS RESEARCH AND DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of [January 1st, 2024] (the “Effective Date”) by and between:

[MGEN.co.,ltd], a company duly incorporated and existing under the laws of [Republic of Korea] and having its principal office at [Gungnaero 46-8, Bundang-gu,seongnam-si, Gyeonggido, Korea] (“Party A”), and

[Phaos Technology Pte Ltd], a legal entity duly organized and existing under the laws of [Singapore] and having its principal office at [83 Science Park Drive, The Curie #04-01A/1B, Singapore 118258] (“Party B”).

Party’ A and Party B above shall individually be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Party B is engaged in the research and/or development, of [SECOND TECHNOLOGY, Optical lens & AI S/W];

WHEREAS, the Parties wish to participate in a joint research and development project (the “Project’’) derived from or incorporating [FIRST TECHNOLOGY] and [SECOND TECHNOLOGY];

WHEREAS, the Parties are willing to grant each other rights to their background intellectual property during the Project to permit them to conduct their research and development activities under this Agreement in accordance with the terms and conditions set forth herein;

WHEREAS, the Parties desire to allocate ownership and [license rights] to the technology developed by, or acquired by either of them for the development project [and allow’ them commercialize the technology [and/or] product developed during the Project] on the terms and conditions set forth herein; and

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NOW THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, the Parties agree as follows:

Article 1. Research Work

1.1	The Parties shall commence the performance of the Project promptly after the Effective Date of this Agreement.

1.2	The Parties shall work together to [develop/cooperate the joint research and development product] in accordance with the Joint Research and Development Project Plan set out in Appendix 1.

1.3	Each Party shall use reasonable efforts to:

(i)	Perform its responsibilities in accordance with this Agreement and the Joint Research and Development Project Plan and perform all Joint Research and Development Plan requirements, including by meeting all Joint Research and Development Plan timelines and milestones; and

(ii)	Cooperate with and provide reasonable support to the other Party in connection with the other Party’s performance of its obligations under this Agreement including the Joint Research and Development Plan.

Article 2. Contract Period

This Agreement shall be in effect from [January 1st, 2024] until [December 31st, 2026] (the “Contract Period”) unless otherwise extended, renewed or amended by mutual consent.

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Article 5. Confidentiality

5.1	“Confidential Information” shall mean any and all knowledge, knowledge, information, and/or techniques disclosed by the Party (the “Providing Party”) to the other Party (the “Receiving Party”) relating to the Project, including all research data, specifications, plans, drawings, prototypes, models, documents, records, instructions, manuals, papers, or other materials of any nature whatsoever, whether written or otherwise, relating to the same. In order to constitute Confidential Information for the purposes of this Agreement, the Providing Party must clearly identify it in writing as being confidential, or if the disclosure takes place orally or in some other non-tangible form, the Providing Party must summarize it in writing and identify it as being confidential within [30] days of making the disclosure. The Receiving Party is also obligated to treat as Confidential Information disclosed by the Providing Party, whether or not marked or stamped as confidential, which the Receiving Party knows or should reasonably know is confidential, proprietary or a trade secret of the Providing Party,

5.2	The Receiving Party shall take reasonable measures to maintain the confidentiality of the Providing Party’s Confidential Information, but no less than the measures it uses for its confidential information of similar type. Further, the Receiving Party shall make no copies of the disclosing Confidential Information, in whole or in part, except for a reasonable number of copies necessary for the Project.

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5.3	The Receiving Party shall not use the Confidential Information provided to it by the Providing Party, directly or indirectly, for any purpose other than as specifically set forth in this Agreement. Without limiting the generality of the foregoing, the Receiving Party shall not use, manufacture, or sell the Providing Party’s Confidential Information or any device or means incorporating any of the Providing Party’s Confidential Information, and shall not use any of the Providing Party’s Confidential Information as the basis for the design or creation of any device or means. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of such Party’s Confidential Information.

5.4	The Receiving Party shall keep and use all of the Providing Party’s Confidential Information in confidence and shall not disclose any part of the Providing Party’s Confidential Information to any third party (whether a person, firm, corporation, or other entity) except when:

(i)	the disclosure is made subject to an order by judicial or administrative process requiring the Receiving Party to disclose any or all of the Confidential Information disclosed to it by the Providing Party, provided however that the Receiving Party shall promptly notify the Providing Party and allow the Providing Party reasonable time to oppose such process or to obtain a protective order as necessary measure before disclosing any of the Confidential Information disclosed to it by the Providing Party, and so long as the Receiving Party ultimately discloses only such limited part of the Confidential Information as legally required to be disclosed;

(ii)	the Confidential Information is published or becomes available to the general public other than through a breach of this Agreement;

(iii)	the Confidential Information is lawfully obtained by the Receiving Party from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Providing Party;

(iv)	the Confidential Information is independently developed by employees, agents or consultants of the Receiving Party who had no knowledge of or access to the Confidential Information disclosed to it by the Providing Party to this Agreement as evidenced by the Receiving Party’s business records; or

(v)	the Confidential Information was lawfully possessed by the Receiving Party prior to receipt from the Providing Party, other than through prior disclosure by the Providing Party, as evidenced by the Receiving Party’s business records.

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5.5	The Receiving Party shall limit its internal disclosure of the Confidential Information to its Researchers and any personnel having a need to know such information for the Project under the same obligations of confidentiality as undertaken by the Receiving Party respectively in accordance with Article 19.1 of this Agreement.

5.6	Notwithstanding any termination or expiration of this Agreement, the obligations of confidentiality set forth in this Article shall survive and continue to be binding upon the Receiving Party, its successors, and assignees for [10] years from the termination or expiration date of this Agreement.

Article 6. Intellectual Property Rights

6.1	“Intellectual Property” (“IP”) shall include, but is not limited to, substances, processes, formulations, technical” information, reports, photographs, drawings, plans, specifications, models, prototypes, inventions, patterns, samples, software designs, or know-how, whether or not protected by patent, copyright, industrial design or trade secret law.

6.2	“Background IP” shall mean, individually and collectively, all Intellectual Properties which were conceived and/or made prior to the commencement of the Contract Period of this Agreement or outside of scope of this Agreement solely (without any contribution, including, but not limited to, contribution on finance, materials or human resources, from the other Party) by either Party.

6.3	“Foreground IP” shall mean any Intellectual Property created in the course of carrying out or as a result of this Project.

6.4	Any Foreground IP generated solely (without any contribution, including, but not limited to, contribution on finance, materials or human resources, from the other Party) by either Party shall vest in the Party who generated such Foreground IP.

6.5	Any Foreground IP generated jointly (with any contribution, including, but not limited to, contribution on finance, materials or human resources) by both Parties shall vest jointly in Party A and Party B.

6.6	Each Party grants to the other a non-exclusive, non-transferable and royalty-free license to use its Background IP and its (share of) Foreground IP for the purposes of conducting the Project.

6.7	Party B grants to Party A an exclusive, transferable (with the right to grant a sublicense to third parties), royalty-free and perpetual license to use its Background IP and its (share of) Foreground IP to commercialize the Foreground IP.

6.8	Party B shall promptly notify Party A when any Foreground IP is created. Further, Party B shall immediately give notice in writing to Party A of any challenge to or any inadvertent disclosure or unauthorized use of Party A’s Intellectual Property, including Background IP and Foreground IP, which comes to its knowledge.

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Article 7. Publications

7.1	Each Party to this Agreement recognizes that the publication of papers, including oral presentations and abstracts, relating to the subject matter of this Agreement may be beneficial to both Parties, provided that such publications are subject to reasonable controls to protect Confidential Information and Intellectual Property. Accordingly, each Party agrees that:

(i)	any Confidential Information or Intellectual Property of the other Party should be removed from any such publications prior to publication;

(ii)	copies of any proposed publication or presentation should be provided to the other Party at least [30] days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party; and

(iii)	written permission should be obtained from the other Party prior to such publication.

7.2	The Parties may object to a proposed publication or presentation on the ground that it contains Confidential Information that was disclosed to the Receiving Party by the Providing Party or on the ground that it discloses Intellectual Property of the other Party which needs protection. In the event that the Providing Party makes such objection on the former ground, the Receiving Party shall ensure that its Researchers remove such Confidential Information immediately from the proposed publication or presentation. In the event that one Party makes such objection on the latter ground, the Party that intends to disclose shall ensure that its Researchers refrain from making such publication or presentation until the other Party has filed one or more patent applications with one or more patent offices directed to such Intellectual Property. In both cases, after taking the measures hereinabove, the Party that intends to disclose, including the Receiving Party, may publish the proposed publication or presentation in accordance with the conditions set forth in Article 7.1.

Article 8. Termination

8.2	This Agreement shall be deemed to have come into force upon the beginning of the Contract Period and shall continue in effect for the full duration of the Contract Period unless sooner terminated in accordance with the provisions of this Article. The Parties hereto may, however, extend the Contract Period for additional periods as desired under mutually agreeable terms and conditions which the Parties reduce to writing and sign.

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8.3	In the event that either Party hereto shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within [60] days after receipt of written notice thereof from the other Party hereto, the Party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the defaulting or breaching Party to such effect and such termination shall be effective as of the date of the receipt of such notice.

8.4	In the event that either Party substantially ceases, terminates, or transfers to a third party, its business activities covered by this Agreement, the other Party shall be entitled to terminate this Agreement immediately by giving written notice.

8.5	Termination of this Agreement by either Party for any reason shall not affect the rights and obligations of the Parties accrued prior to the effective date of termination of this Agreement pursuant to Article 6. No termination of this Agreement, however effectuated, shall release the Parties hereto from their rights and obligations under Articles 5, 7, 10,11, 20 and 21.

8.6	Forthwith upon the termination of this Agreement, the Receiving Party shall cease to use the Providing Party’s Confidential Information in any manner whatsoever. Upon the written request of the Providing Party, the Receiving Party shall forthwith destroy and/or deliver up to the Providing Party all of the Providing Party’s Confidential Information and copies thereof in the Receiving Party’s possession or control, and shall certify in writing that all such Confidential Information and copies thereof have been destroyed and/or delivered up to the Providing Party.

Article 9. Representations and Warranties

9.1	Each Party warrants the following:

(a)	Each Party has full power and authority to carry out the actions contemplated under this Agreement and that its entry into and performance under the terms of this Agreement will not infringe the rights of any third party or cause it to be in breach of any obligations to a third party; and

(b)	Each Party will perform the Project in a professional manner with reasonable skill and care, using suitably qualified personnel.

9.2	While Party A shall use all reasonable endeavours to ensure the accuracy of the work performed and information provided by it during the course of the Project, Party A makes no warranty express or implied as to the accuracy of such work or information and shall not be held responsible for any consequence arising out of any inaccuracies or omissions unless such inaccuracies or omissions are the result of negligence on the part of Party A.

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Article 10. Indemnity

Any of the Parties (the “Indemnifying Party”) shall indemnify, defend and hold the other Party and its officers, researchers, employees, agents and other personnel (the “In demnified Party”) harmless from and against any and all damages, costs, expenses, legal fees and other out of pocket expenses incurred by the Indemnified Party in relatio n to any claim against it arising out of or in connection with the Indemnifying Party’s performance, non-performance or breach of this Agreement.

Article 11. Non-Waiver

11.1	In case any of the Parties fails or delays to exercise any right or remedy set forth in this Agreement, such failure or delay shall not constitute waiver of any other right or remedy set forth in this Agreement.

11.2	In case any of the Parties fails or delays to exercise any right or remedy set forth in this Agreement, such right or remedy shall not be construed to be exclusive and such party is entitled to resort to any additional legal or equitable rights and remedies.

11.3	No exercise of a specific right or remedy by any Party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

Article 12. Independent Contractors

Both of the Parties are at all times independent Parties and nothing contained in this Agreement shall be construed or implied to create an agency of or partnership with the other Party. Neither of the Parties has an authority to make contract, incur any obligation or assume any liability on behalf of the other Party.

Article 13. Assignment and Subcontracting

No part of this Agreement may be assigned or subcontracted by either Party without the prior written consent of the other Party. Any purported assignment not in accordance with this Article is null and void.

Article 14. Amendment

This Agreement, including the Appendices, may be modified upon mutual written consent of the Parties. No verbal agreement may be binding on the Parties for this purpose.

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Article 15. Notices

All notices or other documents that either of the Parties hereto are required or may desire to deliver to the other Party hereto may be delivered only by personal delivery or by registered or certified mail, Email or fax, all postage and other charges prepaid, at the address for such Party set forth below or at such other address as that Party may hereinafter designate in writing to the other. Any notice personally delivered or sent by Email or fax shall be deemed to have been given or received at the time of delivery.

Article 16. Force Majeure

The failure or delay of either of the Parties hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government, riots, wars, lockouts, accidents in transportation or other causes beyond its control shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall continue to take all actions within its power to comply as fully as possible herewith. The Party claiming Force Majeure under this Article shall inform the other Party in writing within ten (10) days after the occurrence of said Force Majeure and shall furnish appropriate proof of the claim of the Force Majeure.

Article 17. Entire Agreement

17.1	This Agreement constitutes an entire agreement and understanding by and between the Parties with respect to the subject matter hereof and supersedes and cancels any prior representations, negotiations, commitments, undertakings, communications, understandings and agreements, whether written or oral, by and between the Parties in relation thereto.

17.2	The Appendices to this Agreement together with the terms and conditions contained within this Agreement constitute the entire understanding between the Parties hereto and no modifications hereof shall be binding unless executed in writing by the Parties hereto. The Appendices will be binding upon the Parties hereto except to the extent that they may conflict with the terms and conditions contained within this Agreement itself, in which case the terms and conditions of this Agreement shall govern.

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Article 18. Severability

Should any provision of this Agreement be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall in no way be affected or impaired thereby. In the event such invalid, illegal or unenforceable provision is considered an essential element of this Agreement, the Parties shall promptly negotiate a replacement provision.

Article 19. Miscellaneous

19.1	The Parties further agree to bind their officers, Researchers, employees, agents, subcontractors and other personnel related to this Project to the terms and conditions of this Agreement.

19.2	During the term of this Agreement, no Party shall, on its own or in conjunction with any third party, directly or indirectly, enter into any agreement or arrangement having identical or similar goals to the Project.

19.3	In the event that a translation of this Agreement is prepared and signed by the Parties, this English language version shall be the official version and shall govern if there is a conflict between this English language version and the translation. All disputes under this Agreement shall be resolved and conducted, regardless of the means or authority, in the English language.

Article 20. Governing Law

This Agreement shall be governed by and construed in all respect in accordance with the laws of the Republic of Korea (excluding conflict of laws provisions).

Article 21. Arbitration

Any discrepancy, controversy, claim or dispute between the Parties arising out of or in relation to this Agreement, or breach hereof, shall be finally settled by arbitration. The arbitration shall be conducted in Seoul, Korea before three (3) arbitrators in accordance with the Rules of the Korean Commercial Arbitration Board and the laws of the Republic of Korea. The proceedings shall be conducted in English. Any award rendered by the arbitrators shall be final and binding upon the Parties hereto. Each Party shall submit to any court of competent jurisdiction for purposes of the enforcement of any award, order or judgment rendered by the arbitrators. Notwithstanding any other provision of this Agreement, either Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction while the final decision or award of the arbitrators is pending.

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IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement on the date first written above.

Party A
Name:	Minyoung Park
Title:	CEO
Date :	11, June 2024
I have read this Agreement and agree to be bound by its terms and conditions.

Signature :	/s/ Minyoung Park

Party B
Name:	Andrew Yeo
Title:	CEO
Date :	11/06/24
I have read this Agreement and agree to be bound by its terms and conditions.

Signature :	/s/ Andrew Yeo

Attachment

1. Appendix 1 Joint Research and Development Project Plan

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